Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of shares of Class A Common Stock of Ares Management Corporation, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 10, 2021

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Hirofumi Otsuka
	Name:	Hirofumi Otsuka
	Title:	Managing Executive Officer and General Manager, Planning Department Global Banking Unit

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:	/s/ Hirofumi Otsuka
	Name:	Hirofumi Otsuka
	Title:	Managing Executive Officer and General Manager, Planning Department Global Business Unit

[Signature Page to Joint Filing Agreement]